Exhibit 10.1

BUSINESS DEVELOPMENT SERVICE AGREEMENT

This Agreement is made effective as of _______________, 2023 by and between:

GSD Group, LLC, a company organized and existing under the laws of Arizona, with its principal place of business located at 214 East Roosevelt St., Phoenix, Arizona, 85004 11223 (the “Provider”), and

MetaWorks Platforms. Inc., at company organized and existing under the laws of the state of Nevada, with its principal place of business located at 3250 Oakland Hills Court, Fairfield, CA 94534 (“Recipient”); and

Whereas

(A)	The Recipient requires certain business development and introductory services which Provider can provide; and

(B)	The Provider is willing to provide such services in return for appropriate compensation.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions

For purposes of this Agreement, the following definitions shall apply to the terms set forth below wherever they appear:

“Qualified Contract” is any contract or agreement that originated from an introduction by the provider.

“Gross Revenue” is defined as the gross contract value at signing.

“Net Profit” is defined as gross contract revenue minus predetermined development expenses. Other operating expenses are not included in this calculation.

“Fiscal Quarter” Is the calendar quarter based on a December 31 year end.

2.	Business Development Services

2.1	Business Development Services. During the term of this Agreement, Provider will provide the following business development services (“Services”) to Recipient:

(a)	identify new business opportunities and make introductions to potential new customers in the digital and Web3 space globally; and

(b)	serve as liaison to new and existing customers in introduced.

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2.2

Fees Payable to Provider.

Recipient will compensate provider for any approved expenses incurred by Provider in support of Recipient under this Agreement. Recipient must receive written approval for any and all expenses in which it seeks to be reimbursed. Written approval via email is sufficient.

As compensation for the business development services, Recipient shall pay the Provider a success fee of either; (A) Twenty percent (20%) of the gross revenue of each qualified contract value or (B) Twenty percent (20%) of the net profit of each qualified contract that was introduced to the Recipient. The determination of success fee compensation model will be determined and agreed to by both the provider and the recipient and designated as such on the monthly report the Recipient delivers to the Provider. The Provider will have the option of converting outstanding success fee’s into additional shares at a Ten percent (10%) discount to the market as long as such discount is in compliance with CSE rules and regulations relating to stock issuance discounts.

Recipient will deliver Provider with an accounting of revenue and profits generated and received from qualified projects 45 days after the end of the fiscal quarter. Recipient agrees to pay all outstanding success fees owed to the provider within 60 days of the following quarterly period provided the fees have been received by the recipient in the prior quarter.

The Provider shall deliver to Recipient a monthly report of all “Introductions” or within 30 days’ notice from recipient.

3.	Costs and Expenses

3.1	The Provider’s Expenses. Except as provided above (approved expenses), all expenses incurred by Provider in operating its business shall be borne by the Provider.

3.2	The Recipient’s Expenses. The Recipient shall be responsible for all expenses incurred in operating its business.

4.	Non-Solicitation/Non-Disparagement.

During the Term and for a period of two (2) year thereafter, the Provider will not directly or indirectly recruit, solicit or hire any employee or contractor of the Recipient, or induce or attempt to induce any employee, contractor, vendor or service provider of Recipient to terminate his/her/its employment or contractual relationship with, or otherwise cease his/her/its relationship with Recipient. During the Term and for a period of two (2) year thereafter, Recipient will not directly or indirectly recruit, solicit or hire any employee or contractor of the Provider or any of its Affiliates, or induce or attempt to induce any employee or subcontractor of the Provider or its Affiliate to terminate his/her employment with, or otherwise cease his/her relationship with the Provider or such Affiliate. Each of Recipient and Provider agree that it shall not, either during the Term or at any time thereafter, make, publish or cause to be made or published any disparaging comments or characterizations about the other party or any of its subsidiaries, affiliates, or any of their respective, stakeholders, officers, directors, members, managers, employees or agents.

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5.	Confidential Information

Each party shall retain in confidence and shall not disclose to any other person any information furnished by the other party on a confidential basis under or in connection with the business of that other party without prior written consent.

6.	The Provider’s Best Efforts

The Provider will use its best efforts, skill and experience in rendering the Services described in Section 2. However, in the absence of fraud or gross negligence on the part of the Provider or any of its officers or employees, neither the Provider nor any of its officers or employees shall be responsible for, and the Recipient will hold the Provider and such persons harmless against, any and all claims or charges (and the cost and expense of defending against them) relating to the performance of the Services hereunder.

7.	Term

This Agreement shall continue in full force and effect for a period of four (4) years and shall be extended for additional two (2) year period with written notice of the Recipient unless one party notifies the other party, in writing, of its intent to terminate the agreement, pursuant to the notice and termination requirements of Section 8, below.

8.	Termination

8.1	By the Provider. The Provider may, at its sole option, terminate this Agreement by giving written notice of termination to the Recipient at least ninety (90) days prior to the date of such termination, but only in the event of occurrence of one or more of the following events:

(a)	If for any reason other than the default of the Provider, the Recipient fails or is unable to perform any of its material obligations under this Agreement, and such default continues for ninety (90) days or more after written demand for performance given to the Recipient by a person authorized to give such demand by the Board of Directors of the Provider.

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8.2

By the Recipient. The Recipient may, at its sole option, terminate this Agreement in the event that the Provider fails to perform any of its material obligations hereunder and such default continues for a period of ninety (90) days after written demand for performance given to the Provider by a person authorized to give such demand by the Board of Directors of the Recipient.

In the event of a Termination, the Recipient’s obligations to pay the Provider on Qualified Contracts for any existing or potential clients will remain intact and will default to 20% of gross revenues received in any form of compensation received (cash or equity). At the time of Termination, the Provider shall be required to provide a list of all introductions made through the date of termination.

Additionally, Provider will have the right to exercise any outstanding warrants and/or options up to 180 days after Termination.

9.	Notice

Any notices required or allowed hereunder shall be in writing and given by registered air mail letter or by email to the parties at the following addresses or to such other address as may be furnished by one party to the other:

PROVIDER:

GSD Group, LLC

214 East Roosevelt St., Phoenix, Arizona 85004

Email: Shelly@GSDGroup.io

RECIPIENT:

MetaWorks Platforms, Inc.

3250 Oakland Hills Court, Fairfield, CA 9594534

Email: Scott@MetaWorksPlatforms.io

10.	Limitation of Liability

Other than in the case of breach of Section 8 or misappropriation of intellectual property, neither party will have any liability for any special, indirect or consequential damages, including, but not limited to, damages for loss of profits, arising in any way out of the Agreement under any cause of action, whether in tort or contract, and whether or not such party has been notified of the possibility of such damages.

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11.	Warranty; Disclaimer of Warranties

a.	Recipient represents and warrants that the Services will be performed in accordance with Good Industry Practices, where “Good Industry Practices” means, in relation to any undertaking and any circumstance, the exercise of the degree of skill, diligence, prudence and foresight that would reasonably be expected from a highly skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances. In the event of the breach of the foregoing warranty, Recipient shall re-perform the non-conforming Services without cost to Provider.

b.	OTHER THAN AS STATED IN AN SOW, RECIPIENT MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATED TO THE SERVICES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES RELATED THERETO, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

12.	Independent Contractors

This Agreement does not create a principal or agent, employer or employee partnership, joint venture, or any other relationship except that of independent contractors between the parties. Nothing contained herein shall be construed to create or imply a joint venture, principal and agent, employer or employee, partnership, or any other relationship except that of independent contractors between the parties, and neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

13.	Assignment

This Agreement may not be transferred or assigned by either party without the prior written consent of the other party.

14.	Entire Agreement

This Agreement constitutes the entire agreement and understanding between the Provider and the Recipient with respect to the subject matter of this Agreement.

15.	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the United States and the venue for any dispute or claim arising out of this Agreement shall be Solano County, California.

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16.	Arbitration

Arbitration of Disputes. The Provider and Recipient agree that all claims or controversies, whether such claims or controversies arose prior to, on, or subsequent to the date hereof, between the Provider and Recipient or any of the present of former members, managers, officers, employees, agents and representatives of any Party concerning or arising from, without limitation, the construction, performance or breach of this Agreement, or any duty arising therefrom, shall be determined by arbitration in Fairfield, California. Any arbitration under this Agreement shall be conducted pursuant to the laws of State of California before a single arbitrator, and shall be final and binding upon the Provider and Recipient and non-appealable. The costs of the arbitrator shall be borne equally by the Provider and Recipient, and each of the Provider and Recipient shall bear their respective legal and other fees, unless the arbitrator decides to allocate a greater burden of said costs and fees to the unsuccessful Party. Notwithstanding the foregoing, the parties hereto shall have all remedies for breach of this Agreement available to them provided by law or equity in the arbitral proceedings, and the parties shall be entitled to apply to the state and federal courts located in Los Angeles, California, or the courts in any other jurisdiction, to obtain specific performance of the obligations of the other party to this Agreement and/or immediate injunctive relief, without notice and without the necessity of posting a bond. In addition, if any action or proceeding is brought in equity to enforce the same, no party will urge, as a defense, that there is an adequate remedy at law.

17.	Force Majeure

If the performance of this Agreement cannot be continued due to force majeure, the Parties may be exempted from liabilities in whole or in part according to the impact of the force majeure. If either party cannot perform this Agreement due to force majeure, it shall immediately notify the other party, and try its best to minimize the possible losses as sustained by the other party, and shall timely provide a proof to the other party

18.	Press Releases

The parties shall consult with each other in preparing any press release, public announcement, news media response or other form of release of information concerning introductions or contracts entered into under this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public (a “Press Release”). Neither party shall issue or cause the publication of any such Press Release without the prior written consent of the other party; except that nothing herein will prohibit either party from issuing or causing publication of any such Press Release to the extent that such action is required by applicable law or the rules of any stock exchange applicable to such party or its affiliates, in which case the party wishing to make such disclosure will, if practicable under the circumstances, notify the other party of the proposed time of issuance of such Press Release and consult with and allow the other party reasonable time to comment on such Press Release in advance of its issuance. For clarity this section does not apply to any other contracts or agreements.

19.	Counterpart

Each Party hereto may sign this Agreement in counterparts and deliver such counterparts by facsimile or other electronic delivery, which parts will be read together and construed as if all signing Parties had signed one copy of this Agreement.

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

GSD Group, LLC

Per:

Name	Shelly Murphy
Title:	Chief Executive Officer

Date:

MetaWorks Platforms, Inc.

Per:

Name	Scott Gallagher
Title:	President

Date:

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